Union Planters reports fourth quarter net earnings

MEMPHIS, Tenn. - (January 15, 2004) Union Planters Corporation (NYSE: UPC) today announced fourth quarter earnings of $98.7 million, or $.51 per diluted share. Full year earnings were $2.52 per diluted share versus $2.59 per diluted share earned during 2002. These earnings resulted in a return on average common equity for the fourth quarter and full year of 12.81 percent and 15.77 percent, respectively, and return on average assets of 1.25 percent and 1.50 percent, respectively. This compares to 16.62 percent and 1.55 percent, respectively, for the previous quarter.

Union Planters plans to incur pre-tax charges in 2004 between $50 million to $60 million, or $.18 to $.22 after-tax per diluted share, to cover costs related to the rightsizing of our mortgage infrastructure to the new levels of production, bank office consolidations and a provision to reduce the exposure in our brokered home equity portfolio. These strategic actions, which will be fully implemented by year-end 2004, are expected to improve annual pre-tax earnings by $30 million to $35 million, or $.11 to $.13 after-tax per diluted share. The Company expects that approximately 60 percent of these savings will be realized in 2004.

"These steps, which are consistent with our December announcement, reflect our continuing emphasis on an efficient business model and will lead to streamlined operations and expense savings beginning in the latter half of 2004," remarked Jackson W. Moore, Chairman, President and CEO. "These efforts, combined with continued improvement in our credit costs and moderate asset growth, will generate earnings between $2.25 and $2.40 per diluted share for 2004, excluding the charges, and between $2.03 and $2.22, including the charges, consistent with previous guidance. Our focus remains on providing shareholders with solid returns, improving our level of customer service and competing more effectively by improving organizational efficiencies. These initiatives will better position us for future profitability and growth.

"The impact of reduced mortgage origination activity and increased competitive pricing pressures resulted in a significant reduction in mortgage banking revenues and earnings during the fourth quarter. Non-mortgage banking related activities continue to perform in line with expectations. Our successful home equity product continues to expand with annualized growth of more than 27 percent over the previous quarter. Additionally, credit quality improved as nonperforming assets declined for the fifth consecutive quarter. As the economy continues to recover, we expect growth in our core banking products.

"We continue to focus our sales efforts on integrating services across business lines, cross-selling products to customers brought in by our successful product promotions and working closely with commercial and retail associates to service our diverse and expanding customer base. While the fourth quarter of 2003 proved challenging for the Company, we were able to reward our shareholders with a 16.6 percent total return due to stock price appreciation over the year and a dividend yield which remains at the top of our peer group. Our capital levels continue to support our strong dividend payment."

Benefits of the 2004 initiatives

Once implemented, these initiatives will improve pre-tax earnings by $30 million to $35 million, or $.11 to $.13 after-tax per diluted share. Specific initiatives include:

    Reduce mortgage staff by consolidating underwriting functions, improve productivity through the implementation of a new mortgage origination system and align staff with reduced mortgage-related volumes;
    Streamline credit operations;
    Consolidate selected underperforming branches;
    Reduce facility costs by disposing of resultant vacant space; and
    Reduce credit costs through the disposition of the brokered home equity portfolio.

These initiatives, along with an improvement in overall credit costs and growth in our banking business, are expected to mitigate the decline in mortgage-banking revenue.

The pre-tax charges represent severance and other costs associated with the reduction in staff and the disposition of facilities and the brokered home equity portfolio.

Net interest income

Net interest income and net interest margin on a fully taxable-equivalent basis was $280.5 million and 3.90 percent, respectively, for the fourth quarter of 2003, compared to $306.1 million and 3.92 percent last quarter. Management currently believes that the net interest margin has stabilized. Key drivers in net interest income and the related margin include a $1.6 billion reduction in average loans held for resale from third quarter levels as a result of the significant decline of mortgage originations. Additionally, the sale of investment securities during the latter part of the third quarter resulted in a decline of $895.8 million in the average investment securities from the third quarter.

Average total deposits, excluding time deposits, increased by $948.0 million, or 6.3 percent, from the same quarter last year primarily due to an increase in money market account and mortgage escrow related balances. The Company has retained nearly 75 percent of the customers brought in by the money market promotional campaign, cross-sold more than 80 percent of the customers at least one additional product as a result of the "Free Checking" campaign and experienced an increase in average services per household due to a solid focus on cross-selling opportunities.

Average loans were $22.2 billion compared to $22.3 billion in the third quarter. Strong growth in the Company's home equity product continues, increasing $129.3 million, or 6.9 percent, since last quarter and 37.3 percent since the same quarter last year.

Noninterest income

Noninterest income was $194.6 million for the fourth quarter compared to $207.7 million during the previous quarter. Noninterest income as a percentage of total revenue on a fully taxable-equivalent basis for the fourth quarter was 41.0 percent compared to 40.4 percent last quarter.

Revenue from mortgage origination activity declined significantly as origination volume was down more than 50 percent from the third quarter to $2.1 billion. Mortgage-related income for the quarter was $42.6 million compared to $137.8 million in the previous quarter. Page six of the financial attachments provides the components of mortgage-banking revenue for the third and fourth quarters of 2003. Total revenue from origination and sales activities of $40.1 million during the fourth quarter is down consistent with the decline of origination activity during the quarter when loan portfolio sales are excluded.

Mortgage servicing income increased by $1.0 million, or 4.6 percent, during the quarter and was offset by an increase in the amortization of mortgage servicing rights (MSR) of $1.5 million. During the quarter, we recorded a permanent impairment of mortgage servicing rights of $49.2 million, which reduced the both the gross carrying value and associated valuation allowance of the MSR. This write-down had no impact on earnings in the current quarter but will result in a reduction of MSR amortization expense in future periods.

During the fourth quarter, the Company closed on certain previously announced branch sales, which are part of the ongoing rationalization of our distribution network. The sales resulted in pre-tax gains of $15.6 million and represented approximately $110.7 million and $155.4 million in loans and deposits, respectively, as of the settlement date.

Net revenues from professional employment services increased $3.2 million, or 36.8 percent, from last quarter due to lower payroll taxes during the fourth quarter. Financial services revenue remained relatively flat compared to last quarter and was up $1.7 million compared to the same quarter last year, primarily due to an increase in commissions received from annuity sales. Positive strides continue to be made in the Company's trust services area. The market value of assets under management was at the highest level since the third quarter 2002 while the number of trust accounts increased 15.2 percent from the third quarter. Service charges on deposit accounts increased $1.0 million, or 1.7 percent, from last quarter primarily on the strength of overdraft charges.

Noninterest expense

Noninterest expense was $279.4 million in the fourth quarter, an improvement of $4.0 million, or 1.4 percent, from the third quarter. This decline reflects a 4.7 percent reduction in salaries and employee benefits expense and a reduction in certain mortgage-related expenses from the previous quarter. The Company expects mortgage-related expenses to continue to decline as there is a lag in the timing of the reduction of certain mortgage-related expenses compared to the decline in origination volumes. Offsetting this reduction was a combined $7.8 million increase in operational losses from the third quarter and project costs associated with several new initiatives. As the Company continues to aggressively manage its cost structure, volume-related mortgage expenses and operational losses, we expect that the efficiency ratio will approach prior period levels and are committed to our longer-term goal of a 50 percent efficiency ratio.

Favorable asset quality trends

As a result of management's continued commitment to improving credit quality, nonperforming assets declined for the fifth straight quarter and represent the lowest level since the first quarter of 2001. Nonperforming assets declined to $261.8 million, an improvement of $81.9 million, or 23.8 percent, since the same quarter last year and $6.4 million, or 9.5 percent on an annualized basis, since the previous quarter. Additionally:

    Nonperforming assets as a percentage of loans plus foreclosed property declined to 1.19 percent, a significant improvement from the year-end 2002 level of 1.50 percent.
    The allowance for loan losses as a percentage of nonperforming assets at December 31, 2003 improved to 126.4 percent, compared to 102.1 percent for year-end 2002.

Net charge-offs were $47.9 million, or .86 percent of average loans, this quarter compared to $65.6 million, or 1.13 percent of average loans, for the same period last year. Third quarter 2003 net charge-offs were $50.8 million, or .90 percent of average loans. The allowance for loan losses was 1.50 percent of outstanding loans at December 31, 2003, consistent with the prior quarter level of 1.48 percent.

Net charge-offs were $199.5 million, or .89 percent of average loans, in 2003. Management continues to focus on improving the overall risk profile of the loan portfolio and reducing credit costs. While nonperforming assets may fluctuate from quarter to quarter, we expect the overall trend to be down during 2004, given a stable or improving economy. Including actions regarding the brokered home equity portfolio, management anticipates net charge-offs of .55 to .60 percent of average loans in 2004, trending down towards .50 percent in the fourth quarter of 2004.

Strong capital position

Total shareholders' equity at December 31, 2003 was $3.1 billion, reflecting a leverage ratio of 7.89 percent and an estimated Tier-1 capital to total risk-weighted assets ratio of 9.60 percent. These ratios compare to 7.66 percent and 9.96 percent, respectively, at September 30, 2003. Current capital ratios facilitate the continued execution of our share repurchase plan under current authorization. During the fourth quarter of 2003, the Board of Directors authorized the repurchase of up to 20.0 million shares of its common stock. Subsequently, the Company repurchased 5.0 million shares, bringing the total number of shares authorized for repurchase to 24.7 million.

Conference call

Union Planters will host a pre-recorded conference call to discuss these fourth quarter financial results at 7:30 a.m. Eastern Standard Time (EST) on January 15, 2004. Investors, analysts and other interested parties may dial into the conference call toll-free at 1-800-685-9501, toll at 402-220-0290 or by visiting our website at http://www.unionplanters.com/investor. A password is not required. A replay of the conference call will be available until 6:00 p.m. EST on January 31, 2004.

About Union Planters

Union Planters Corporation, Memphis, Tennessee, with total assets of $31.9 billion at December 31, 2003, is the largest bank holding company in Tennessee and among the 25 largest bank holding companies in the United States. Union Planters Bank, National Association, the principal banking subsidiary, was founded in 1869 and operates branches in 12 states: Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. Union Planters offers a full range of commercial and consumer financial solutions through a network of 717 banking offices, 925 ATMs and the resources of specialized business units. Trust services include investment management, personal trust services, employee benefit administration and proprietary mutual funds. Investment and insurance services include annuities, brokerage, life insurance, title insurance and debt cancellation on consumer lending products. Union Planters Mortgage provides a full range of mortgage products through Union Planters banking centers and a network of mortgage production offices in 20 states. Capital Factors, Inc., based in Boca Raton, Florida, provides receivable-based commercial financing and related fee-based credit, collection and management information services. Capital Factors has regional offices in Atlanta, Georgia; Charlotte, North Carolina; Dallas, Texas; Los Angeles, California; and New York, New York. Strategic Outsourcing, Inc., based in Charlotte, North Carolina, provides professional employment services such as payroll administration, tax reporting, compliance, workers' compensation, insurance and benefits management. Union Planters Corporation's common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the Standard and Poor's 500 Index, the Standard and Poor's 500 Regional Banks Index, the Standard and Poor's 500 Financials Index, the NYSE Composite Index and the Russell 1000 Index.

Forward-looking statement disclosure

This press release contains forward-looking statements relating to management's expectations regarding: expected trends in mortgage activity and related revenues, expenses and losses, the impact of the permanent write-down in the valuation of the MSR portfolio, the impact of 2004 initiatives, credit quality, nonperforming assets, net interest margin, the efficiency ratio, the net charge-off ratio, the impact of branch sales, growth in trust accounts, loan growth, earnings guidance, share repurchases and the overall economy. These statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting business and prospects is contained in Union Planters' filings with the Securities and Exchange Commission, specifically "Risk Factors" in the 2002 Annual Report on Form 10-K, "Cautionary Statement Regarding Forward-Looking Information" in Appendix F of Union Planters' 2003 Proxy Statement Including 2002 Annual Financial Disclosures and on Form 10-Q filed on November 12, 2003. Union Planters undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the forward-looking statement is made or to reflect the occurrences of unanticipated events.

Contact for Investors:	Contact for Media:
Richard Trigger	Victor Rocha
Senior Vice President	Vice President
(901) 580-5974	(901) 580-5344

(7 Page Financial Attachment Follows)